SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                            FORM 8-K
                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  March 2, 1998




                      SEALRIGHT CO., INC.
     (Exact name of registrant as specified in its charter)





   DELAWARE                       0-14825                   16-0876812
(State or other              (Commission File             (IRS Employer
jurisdiction of                   Number)               Identification No.)
incorporation)


                            9201 Packaging Drive
                            DeSoto, Kansas 66018
                              (913) 583-3025
                (Address, including zip code, and telephone number
                         of principal executive offices)



                               Not Applicable

         (Former name or former address, if changed since last report)




ITEM 1.     Changes in Control of Registrant
     As of March 2, 1998, George K. Baum Group, Inc., The
G. Kenneth Baum Revocable Trust dated February 28, 1989, as amended December 8, 1994, and The William D. Thomas Trust dated July 9, 1996 (collectively, the "Stockholder Group"), entered into an Irrevocable Proxy and Stock Option Agreement (the "Proxy and Option Agreement"), with Huhtamaki Oy ("Parent") and Seal Acquisition Corporation, a wholly owned subsidiary of Parent (the "Purchaser"), in connection with an Agreement and Plan of Merger entered into as of March 2, 1998 by and among the Registrant, Parent and Purchaser (the "Merger Agreement"). As of March 2, 1998, the Stockholder Group owned, of record and beneficially, 4,455,115 shares of common stock of the Registrant (together with all other shares of common stock of the Registrant acquired or otherwise received by the Stockholder Group on or after March 2, 1998, the "Shares"). As of March 2, 1998, the Shares represented approximately 40% of the outstanding common stock of the Registrant and approximately 40% of the voting power of the Registrant.

     Pursuant to the terms of the Proxy and Option
Agreement, the Stockholder Group granted Timo Peltola, Eero Aho and Juha Salonen, executive officers of Parent, an irrevocable proxy (the "Proxy") to vote all of the Shares at any time prior to the termination of the Merger Agreement, as follows: (i) in favor of the Merger (as defined below in Item 5) and the Merger Agreement; (ii) against other actions or agreements inconsistent therewith; and (iii) against any of the following actions: (A) any extraordinary corporation transaction; (B) a sale, lease or transfer of a material amount of assets of the Registrant or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidiation of the Registrant or its subsidiaries; (C)(1) any change in a majority of the persons who constitute the board of directors of the Registrant; (2) any change in the present capitalization of the Registrant or any amendment to the Registrant's Certificate of Incorporation or Bylaws; (3) any other material change in the Registrant's corporate structure; or
(4) any other action involving the Registrant or its subsidiaries which is intended, or could reasonably be expected to impede, delay or materially adversely affect the Merger.

     In addition, pursuant to the terms of the Proxy and Option Agreement, the Stockholder Group granted to Purchaser an irrevocable option (the "Option") to purchase the Shares upon the occurrence of any of the following events, at any time prior to 90 days following the termination of the Merger Agreement:
(i) the Stockholder Group fails to vote or cause to be voted all the Shares in favor of the Merger and the Merger Agreement;
(ii) the Stockholder Group attempts to revoke the Proxy;
(iii) there occurs an Acquisition Proposal (as defined in the Proxy and Option Agreement); or (iv) the Board of Directors determines that a proposal to acquire the Registrant is a Superior Proposal (as defined in the Merger Agreement). The purchase price for the Shares pursuant to the Option, is the lesser of (i) the amount proposed to be paid in connection with a Superior Proposal, and (ii) $14.43 per share in cash. If, however, the Flexible Shares (as defined in the Merger Agreement) are not distributed as part of the Redemption Consideration (as defined in the Merger Agreement), the price will be $11.00 plus the cash paid as part of the Redemption Consideration.

     The Proxy and Option Agreement is filed herewith as
Exhibit 99.1 and is incorporated by reference herein.


ITEM 5.     Other Events

     On March 2, 1998, the Registrant entered into a definitive agreement (the "Merger Agreement") to sell its paperboard packaging and packaging equipment systems for dairy products and paperboard packaging systems for food products to Parent and Purchaser. Pursuant to the terms of the Merger Agreement, Purchaser will merge into and with the Registrant, and the Registrant will be the survivor of the merger (the "Merger"). Simultaneous with the Merger, the Registrant will distribute its flexible packaging business to its stockholders, forming a new public company ("Flexible Company"). Flexible Company will include flexible packaging and lidding, labeling for beverages and other bottled products, and Styrotech label-application equipment. Pursuant to the Merger Agreement, the Registrant's stockholders will receive for each share of common stock of the
Registrant: $11 in cash and one-half share of stock of Flexible Company (worth an estimated $3.43 a share for tax purposes). The stock of Flexible Company will be distributed to the Registrant's stockholders in partial redemption of their shares of common stock of the Registrant.

     The Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated by reference herein.

ITEM 7.     Exhibits

            (c)    Exhibits.

            The following exhibits are filed with this report:


            Number             Description
            2.1                Agreement and Plan of Merger dated
                               as of March 2, 1998, among Huhtamaki
                               Oy, Seal Acquisition Corporation,
                               and the Registrant


            99.1 Irrevocable Proxy and Option Agreement dated as of March 2, 1998, among Huhtamaki Oy, Seal Acquisition Corporation, George K. Baum, Group, Inc., The G. Kenneth Baum Revocable Trust dated 2/28/89, as amended 12/8/94, and The William D. Thomas Trust dated July 9, 1996


            99.2               Press Release dated March 2, 1998

                           SIGNATURES
      Pursuant to the requirement of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly organized.

DATE:       March 17, 1998                SEALRIGHT CO., INC.


                                          By: /s/ Charles F. Marcy
                                                      Charles F. Marcy,
                                          President